Exhibit 99.1

Poniard Pharmaceuticals Reports First Quarter 2010 Financial Results

 - Conference Call Today at 4:30 p.m. Eastern Time -

South San Francisco, Calif. (May 10, 2010) — Poniard Pharmaceuticals, Inc. (Nasdaq: PARD), a biopharmaceutical company focused on innovative oncology therapies, today reported financial results for the first quarter ended March 31, 2010.

The Company reported a net loss of $11.9 million ($0.29 diluted loss per share on a loss applicable to common shares of $12.5 million) for the quarter ended March 31, 2010.  As of March 31, 2010, cash and investment securities totaled $38.3 million.  Management currently believes the existing cash and investment securities will provide adequate resources to fund the Company’s operations at least through the end of 2010.

“In recent months, we have taken action to strengthen our financial position and focus our resources on identifying an effective path for the continued development of picoplatin in multiple indications,” said Ronald A. Martell, chief executive officer of Poniard. “The data generated to date underscore picoplatin’s potential efficacy and safety in a variety of solid tumors, and we are currently developing registration strategies for picoplatin in lung, colorectal, prostate and ovarian cancers.  Concurrent with this effort, we are continuing to explore strategic alternatives to support and optimize the value of the picoplatin program for our shareholders.”

Recent Clinical and Corporate Developments

Picoplatin Clinical Update

•                  Presented Final Data from Picoplatin Prostate Cancer Trial:  In March, Poniard presented final data during the American Society of Clinical Oncology (ASCO) 2010 Genitourinary Cancers Symposium from the Company’s Phase 2 clinical trial evaluating the efficacy and safety of intravenous picoplatin (120 mg/meter squared) administered every three weeks in combination with full doses of docetaxel (75 mg/meter squared) with twice daily prednisone (5 mg) as a first-line treatment in 32 chemotherapy naive patients with metastatic castration resistant prostate cancer (CRPC).  Data from 29 evaluable patients indicated that picoplatin, when added to the recommended first-line therapy of docetaxel and prednisone for CRPC, is active, as demonstrated by median overall survival (21.4 months), median progression-free survival (PFS) (7.4 months), and prostate specific antigen (PSA) response rate (78 percent).  In contrast, data from published literature report a median overall survival benefit of 18.9 months and a PSA response of 45 percent for patients who received recommended doses of docetaxel and prednisone alone.(1) Picoplatin was safely administered with full-dose docetaxel and prednisone for up to 10 cycles of therapy as specified by the protocol. No neuropathy was observed in this study.

Results from this trial highlight the potential of picoplatin as a safe and effective platinum chemotherapeutic agent for the first-line treatment of prostate cancer, and suggest that picoplatin could play a role in the treatment of other tumor types where platinum and taxane chemotherapies are currently used.

•                  SPEAR Data Accepted for Presentation at ASCO Annual Meeting:  The Company today reported that its abstract titled “Randomized phase III Study (SPEAR) of picoplatin plus best supportive care (BSC) or BSC alone in patients with small cell lung cancer (SCLC) refractory or progressive within 6 months after first-line platinum-based chemotherapy” has been accepted for oral presentation at the 2010 ASCO Annual Meeting in Chicago.  The efficacy and safety data will be presented on Saturday, June 5, 2010.

•                  Presented Final Data from Picoplatin Colorectal Cancer (CRC) Trial: In January, Poniard presented final results from its randomized, controlled Phase 2 trial evaluating picoplatin as a neuropathy-sparing alternative to oxaliplatin for the first-line treatment of metastatic CRC at the ASCO 2010 Gastrointestinal Cancers Symposium. The 101 patient study met its primary objective, as picoplatin in combination with 5-fluorouracil and leucovorin in the FOLPI regimen produced a statistically significant reduction in neurotoxicity (p <0.004) compared to oxaliplatin given in combination with 5-fluorouracil and leucovorin in the FOLFOX regimen. Neuropathy was 2.5 times more frequent for FOLFOX- treated patients compared to FOLPI-treated patients, and no Grade 3/4 neuropathy occurred in the FOLPI-treated patients. Results suggest that FOLPI had anti-tumor activity comparable to FOLFOX, as measured by disease control, PFS and overall survival. Hematologic toxicity was the most frequent adverse event in the FOLPI regimen, but was manageable.

Corporate Update

•                  Implemented Strategic Initiatives to Optimize Shareholder Value: During the first quarter, the Company implemented strategic initiatives to optimize picoplatin’s value proposition by focusing the Company’s resources on developing pivotal clinical strategies for picoplatin in multiple indications, including lung, colorectal, prostate and ovarian cancers.  These initiatives included a change in management, reduction in workforce, suspension of efforts to obtain regulatory approval for picoplatin in SCLC and the engagement of Leerink Swann LLC to conduct a comprehensive review of strategic alternatives, including a potential capital raise, merger, sale or partnership.

•                  Strengthened Balance Sheet: In March, Poniard received net proceeds of approximately $6.1 million through the sale of 4,229,000 shares of common stock to Commerce Court Small Cap Value Fund, Ltd. under its existing committed equity financing facility with Commerce Court.

•                  Successful Patent Reissuance on Composition of Matter Patent for Picoplatin: On April 6, 2010, the U.S. Patent & Trademark Office (USPTO) reissued the composition of matter patent for picoplatin as RE41209, replacing USPN 5,665,771 (‘771 patent).  The reissue patent includes additional claims specific to the picoplatin compound, its use in the treatment of any cancer, as well as to its pharmaceutical composition and oral dosage form.  The reissue patent has the same force and effect as the original ‘771 patent and the same February 2016 expiration date, including the potential for up to a five-year patent extension until 2021 under the Hatch-Waxman Act.

First Quarter 2010 Unaudited Financial Results

The Company reported a net loss of $11.9 million ($0.29 diluted loss per share on a loss applicable to common shares of $12.5 million) for the quarter ended March 31, 2010 compared with a net loss of $13.0 million ($0.38 diluted loss per share on a loss applicable to common shares of $13.1 million) for the quarter ended March 31, 2009.

Total operating expenses for the quarter ended March 31, 2010 were $11.3 million compared with $12.2 million for the quarter ended March 31, 2009.  Total operating expenses for the first quarter of 2010 included a charge of $1.6 million related to two workforce reductions.

Research and development expenses were $4.9 million for the quarter ended March 31, 2010 compared with $8.2 million for the quarter ended March 31, 2009.

General and administrative expenses were $4.8 million for the quarter ended March 31, 2010 compared with $3.0 million for the quarter ended March 31, 2009.  The increase was primarily attributable to an increase in share-based compensation expenses.

Cash and investment securities as of March 31, 2010, were $38.3 million, compared to $43.4 million at December 31, 2009.

Conference Call Details

Poniard’s management team will host a conference call and Webcast today at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. To participate in the call by telephone, please dial 866-700-0133 (United States) or 617-213-8831 (International). The passcode for the conference call is 65089280. In addition, the call is being Webcast and can be accessed on the “Events” page of the “News & Events” section of the Company’s Web site at http://www.poniard.com. A replay of the Webcast will be available on the Company’s Web site for 10 days.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products. For additional information please visit http://www.poniard.com.

Forward-Looking Statements

This release contains forward-looking statements describing, among other things, the Company’s projected financial position and future operations, the adequacy of its cash resources, the Company’s plan to focus its resources on developing registration strategies for picoplatin in multiple cancer indications, the Company’s plan to explore strategic alternatives to support the continued development of picoplatin, and the Company’s goal of optimizing shareholder value.  Actual results and events may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties inherent in the Company’s business, including the Company’s anticipated future operating losses, need for future capital and ability to obtain future funding; the risk that strategic relationships may not be established on a timely basis, on terms that are ultimately favorable to the Company, or at all; the potential safety, efficacy and commercial viability of picoplatin; the risk that the Company’s additional analyses of data from clinical trials of picoplatin may produce negative or inconclusive results, or may be inconsistent with previously announced results or previously conducted trials; the Company’s ability to retain key personnel; competition from third parties; the Company’s ability to preserve and protect its intellectual property rights; the Company’s dependence on third-party manufacturers, suppliers and other contractors; changes in technology, government regulation and general market conditions; the receipt and timing of FDA and other required regulatory approvals, if at all; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

For Further Information:

Susan Neath (Investors & Media)

WCG

212-301-7182

sneath@wcgworld.com

(1)Tannock et al, NEJM 2004;351:1502-12.

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Poniard Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Operating expenses:
Research and development (Note 1)	4,891	8,178
General and administrative (Note 1)	4,799	3,010
Restructuring & asset impairment	1,626	1,056
Total operating expenses	11,316	12,244
Loss from operations	(11,316)	(12,244)
Other income (expense), net	(573)	(706)
Net loss	(11,889)	(12,950)
Preferred stock dividends	(592)	(125)
Loss applicable to common shares	$(12,481)	$(13,075)
Loss per share:
Basic and diluted	$(0.29)	$(0.38)
Shares used in calculation of loss per share:
Basic and diluted	43,254	34,688

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2010	December 31, 2009
	(Unaudited)	(Note 2)
ASSETS:
Cash and investment securities	$38,348	$43,389
Cash - restricted	281	281
Facilities and equipment, net	126	219
Licensed products, net	7,288	7,592
Other assets	936	961
Total assets	$46,979	$52,442
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities	$15,442	$17,127
Long term liabilities	9,993	11,671
Shareholders' equity	21,544	23,644
Total liabilities and shareholders' equity	$46,979	$52,442

Note 1:  Patent related legal expenses are included in G&A expense above. The 2009 expenses have been reclassifed above to conform to this presentation.

Note 2:  Derived from audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.